UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2004

MEDIACOM COMMUNICATIONS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-29227	06-1566067
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 Crystal Run Road
Middletown, New York 10941
(Address of principal executive offices)

Registrant’s telephone number: (845) 695-2600

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     See disclosure contained in Item 2.03 below, which is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

     Mediacom Communications Corporation (the “Registrant”) owns cable systems through two principal subsidiaries, Mediacom LLC and Mediacom Broadband LLC. Until October 21, 2004, the operating subsidiaries of Mediacom LLC (through two separate borrowing groups referred to as the Mediacom USA Group and the Mediacom Midwest Group) had two bank credit facilities (the “Prior Credit Facilities”) aggregating $950.0 million of current commitments ($1.1 billion of initial commitments), of which approximately $651 million was outstanding as of October 21, 2004. The Prior Credit Facilities were scheduled to expire in September 2008 and December 2008, however, their final maturities were subject to earlier repayment on dates ranging from June 2007 to December 2007 if Mediacom LLC did not refinance its $200.0 million 8-1/2% senior notes due April 2008 prior to March 31, 2007.

     The Prior Credit Facilities were terminated effective October 21, 2004 and replaced by the New Credit Facility (as defined in Item 2.03).

     The Chase Manhattan Bank (the administrative agent of the Prior Credit Facilities), its successor-in-interest JPMorgan Chase Bank, several of the lenders of the Prior Credit Facilities or their respective affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Registrant and certain of its subsidiaries and affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses. Such services have been provided to the Registrant and certain of its subsidiaries in connection with the New Credit Facility (as defined in Item 2.03).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     On October 21, 2004, the operating subsidiaries of Mediacom LLC refinanced the Prior Credit Facilities by entering into a credit agreement (the “New Credit Agreement”) with each of the lenders signatory thereto and JPMorgan Chase Bank, as administrative agent, to obtain extensions of credit and commitments aggregating $1.15 billion (the “New Credit Facility”). The New Credit Facility replaces the Prior Credit Facilities, which were terminated effective October 21, 2004.

     The New Credit Facility consists of a $400 million revolving credit loan, a $200 million delayed-draw term loan, and a $550 million term loan. Borrowings under the New Credit Facility bear interest at a floating rate or rates equal to, at the option of the operating subsidiaries of Mediacom LLC, the LIBOR rate or the prime rate, plus a margin specified in the New Credit Agreement.

     Approximately $658 million of the proceeds from the New Credit Facility were drawn down at closing, of which approximately $652 million was used to pay in full outstanding indebtedness, including accrued interest, under the Prior Credit Facilities and the balance was used to pay fees and expenses. The financial obligations of the operating subsidiaries under the Prior Credit Facilities have been fully satisfied, and the Prior Credit Facilities have been fully terminated.

     The obligations of the operating subsidiaries under the New Credit Facility are guaranteed by Mediacom LLC and are secured by a first priority lien on ownership interests in the operating companies and their direct or indirect subsidiaries.

     The New Credit Agreement contains covenants that are similar to the covenants in the Prior Credit Facilities. These covenants include, among other things:

•	a restriction on incurring debt;

•	a limitation on creating liens on the assets of the operating subsidiaries of Mediacom LLC;

•	a restriction on paying distributions and dividends;

•	a restriction on investments;

•	a restriction on mergers, acquisitions and sales of substantially all of the assets of the operating subsidiaries of Mediacom LLC;

•	maintenance of specified financial ratios;

•	a restriction on the payment of management fees;

•	a restriction on the use of proceeds;

•	a restriction on transactions with related parties; and

•	a restriction on capital expenditures.

     The New Credit Facility contains customary events of default. In addition, an event of default will occur if, among other things, the subsidiaries of Mediacom LLC cease to be subsidiaries of Mediacom LLC and a specified change of control event occurs and is continuing. If an event of default occurs and is continuing, the operating subsidiaries of Mediacom LLC might be required to repay all amounts outstanding under the New Credit Facility.

     J.P. Morgan Securities Inc. and Banc of America Securities LLC acted as joint lead arrangers and joint bookrunners of the New Credit Facility. Citibank N.A. served as syndication agent, Wachovia Bank N.A. and Credit Suisse First Boston served as co-documentation agents, and JPMorgan Chase Bank acted as sole administrative agent. Such investment banking firms or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Registrant and certain of its subsidiaries and affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

     A copy of the press release issued by the Registrant on October 21, 2004, announcing the closing and funding of the New Credit Facility, is filed as Exhibit 99.1 herewith and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired — None

(b)	Pro Forma Financial Information — None

(c)	Exhibits:

Exhibit No.	Description
99.1	Press release issued by the Registrant on October 21, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 26, 2004

Mediacom Communications Corporation

By:	/s/ Mark E. Stephan

Mark E. Stephan Executive Vice President, Chief Financial Officer and Treasurer